Exhibit 99.1

Innovex Announces Appointment of President & Chief Executive Officer

Acres Appointed to Board of Directors

Clark to Continue as Chairman of the Board

Debt Restructuring Mandate Letter signed with Standard Chartered Bank

PLYMOUTH, Minn.--(BUSINESS WIRE)--January 6, 2010--Innovex (Pink Sheets: INVX) today announced the appointment of Randy Acres as president, chief executive officer and director of the Company, effective December 24, 2009. For the preceding 21 months, Mr. Acres held the position of senior vice president and chief financial officer. Mr. Acres will continue to serve as the Company’s chief financial officer. “Randy has been integrally involved in the restructuring efforts with customers, suppliers and banking partners and is well positioned to continue leading the Company through this process” stated John Clark, Chairman of the Board.

Clark will continue to serve as Chairman of Innovex’s board of directors.

Additionally, the Company signed a mandate letter with the Standard Chartered Bank(SCB), based in Hong Kong, pursuant to which the Company agreed to work with SCB on an exclusive basis for a period of ninety (90) days to allow SCB to assist the Company in restructuring its capital structure. The letter states the interest of SCB in purchasing all of the Company’s outstanding bank debt, approximately $55 million, from Bank of Ayudhya Public Company Limited and TMB Bank Public Company Limited at a discount from the total value outstanding. Additionally, SCB has indicated its interest in injecting up to $10 million of additional working capital into the Company to allow the Company to take advantage of existing sales opportunities. Any transaction with SCB is subject to the completion of its due diligence and definitive documentation, internal approvals of SCB and acceptable agreements with the Company’s current banks and arrangements or settlements with the Company’s other creditors. “We are excited about a new partnership with the Standard Chartered Bank” said Acres. “This transaction would provide the needed working capital to grow the Company and bring it back to financial health.”

About Innovex, Inc.

Innovex, Inc. is a leading manufacturer of high-density flexible circuit-based electronic interconnect solutions. Innovex’s products enable the miniaturization and increasing functionality of high technology electronic devices. Applications for Innovex’s products include data storage devices such as hard disk drives and tape drives, liquid crystal displays for mobile telecommunication devices and printers. Innovex is known worldwide for its advanced technology and world class manufacturing.

Safe Harbor for Forward Looking Statements

Except for historical information contained herein, the matters discussed in this press release are forward looking statements that involve risks and uncertainties, including the timely availability and acceptance of new products, impact of restructuring charges, changes in product mix, the impact of competitive products and pricing, effect of world-wide economic conditions on flexible circuit demand, changes in manufacturing efficiencies, the Company’s ability to qualify and ramp for new products, fluctuations in financial results, continued cash availability under Company credit facilities, ability to restructure the Company’s credit facilities and obtain short term working capital facility, continued forbearance by the Company’s banks from demanding immediate payment or applying any foreclosure process, fluctuations in currency rates and other risks detailed from time to time in the Company’s reports filed with the Securities and Exchange Commission.

CONTACT:
Innovex, Inc.
Randy Acres, CEO
763-383-4035
http://www.innovexinc.com